Independent Auditors' Consent



To the Shareholders and Board of Directors of Travelers Series Fund Inc.:

We consent to the use of our reports dated December 18, 1998, with respect to the Portfolios listed below of Travelers Series Fund Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolios
Smith Barney Pacific Basin Portfolio
Smith Barney International Equity Portfolio
Smith Barney Large Cap Value Portfolio
Smith Barney Large Capitalization Growth Portfolio
Alliance Growth Portfolio
AIM Capital Appreciation Portfolio
Van Kampen Enterprise Portfolio
GT Global Strategic Income Portfolio
Travelers Managed Income Portfolio
Putnam Diversified Income Portfolio
Smith Barney High Income Portfolio
MFS Total Return Portfolio
Smith Barney Money Market Portfolio


	KPMG LLP


New York, New York
February 23, 1999